EXHIBIT 4.1

August 11, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Providence and Worcester Railroad Company – Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016

Ladies and Gentlemen:

Providence and Worcester Railroad Company, a Rhode Island corporation (the “Registrant”), is today filing its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016 (the “Form 10-Q”).

Pursuant to Item 601(b)(4)(iii) of Regulation S-K, copies of certain instruments defining the rights of holders of certain long-term debt obligations of the Registrant under which the total amount of long-term debt authorized does not exceed ten percent (10%) of the total assets of the Registrant and its subsidiaries on a consolidated basis are not filed with the 10-Q. In accordance with the provisions of Item 601(b)(4)(iii) of Regulation S-K, the Registrant hereby agrees to furnish to the Securities and Exchange Commission, upon request, a copy of each such instrument or agreement.

Very truly yours,

PROVIDENCE AND WORCESTER RAILROAD COMPANY

/s/ Daniel T. Noreck
Name: Daniel T. Noreck
Title: Treasurer and Chief Financial Officer